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                                                                     Exhibit 5.1


                                   May 5, 2000


Precision Partners, Inc. and the Subsidiary Guarantors
   named on Annex A hereto
c/o Precision Partners, Inc.
5605 N. MacArthur Boulevard, Suite 760
Irving, Texas  75038

                  Re:      $100,000,000 12% Senior Subordinated Notes Due 2009
                           ---------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Precision Partners, Inc., a Delaware corporation (the "Company"), and the Subsidiary Guarantors listed in Annex A hereto (the "Subsidiary Guarantors"), in connection with the proposed issuance and exchange of up to $100,000,000 aggregate principal amount of the Company's 12% Senior Subordinated Notes due 2009 (the "New Notes") for an equal principal amount of the Company's 12% Senior Subordinated Notes due 2009 outstanding on the date hereof (the "Old Notes"), to be issued pursuant to the Indenture dated as of March 19, 1999 (as amended by the First Supplemental Indenture thereto, dated October 15, 1999, and the Second Supplemental Indenture thereto, dated October 29, 1999, the "Indenture"), by and among the Company, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, as trustee (the "Trustee"). The Old Notes are, and the New Notes will be, guaranteed (each a "Subsidiary Guarantee") on a joint and several basis by each of the Subsidiary Guarantors.

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:

         1. The New Notes have been duly authorized, and when duly executed by authorized officers of the Company and authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement, will be binding obligations of the Company.

         2. Each Subsidiary Guarantee has been duly authorized, executed and delivered by authorized officers of each Subsidiary Guarantor, and constitutes a valid and binding obligation of the applicable Subsidiary Guarantor.


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Precision Partners, Inc.
May 5, 2000
Page 2


                  For purposes of the opinions expressed in Paragraph 2 above with respect to Galaxy Industries Corporation and Mid State Machine Products, we have assumed the due authorization, execution and delivery of their respective Subsidiary Guarantee.

                  The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the States of New York, Illinois and California the General Corporation Law of the State of Delaware, as currently in effect.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Company and the Subsidiary Guarantors to register the exchange of the New Notes for the Old Notes (and the Guarantee by each Subsidiary Guarantor of the New Notes) under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.



                                Very truly yours,

                                /s/ Jones, Day, Reavis & Pogue


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                                                                         Annex A


NAME                                        JURISDICTION OF INCORPORATION
----                                        -----------------------------

Mid State Machine Products                  Maine
Galaxy Industries Corporation               Michigan
Certified Fabricators, Inc.                 California
General Automation, Inc.                    Illinois
Nationwide Precision Products Corp.         New York
Gillette Machine & Tool Co., Inc.           New York